Exhibit 10.1

CFO CONSULTING AGREEMENT

CFO CONSULTING AGREEMENT dated as of October 11, 2023 (this “Agreement”), between GLUCOTRACK, INC., a Delaware Corporation, (the “Company”), and James S. Cardwell (the “Consultant”).

WHEREAS, the Board of Directors of the Company desires and has authorized the Company to engage Consultant to provide consulting services, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Consultant has agreed to provide such consulting services, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Company agreed to enter into a separate consulting service agreement for pre-audit services and SEC compliance services with The CFO Squad LLC (the “CFO Squad Agreement”);

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	Independent Consultant. The Company, through the action of its Board of Directors (the “Board”), hereby engages the Consultant, and the Consultant will serve the Company, as a consultant. During the term of this Agreement, the Consultant will serve as the non-employee chief financial officer (“CFO”) of the Company on a part-time basis. The Company confirms that the Consultant has been duly appointed as the CFO of the Company and will remain as an executive officer of the Company during the term of this Agreement.

2.	Duties, Term, and Compensation. The Consultant’s duties, term of engagement, compensation and provisions for payment thereof are detailed in the attached Exhibit A, which may be amended in writing from time to time by the Consultant and agreed to by the Company, and which collectively are hereby incorporated by reference.

3.	Expenses. During the term of this Agreement, the Consultant shall bill and the Company shall reimburse the Consultant for all reasonable and approved out-of-pocket expenses which are incurred in connection with the performance of the duties hereunder.

4.	Confidentiality. The Consultant acknowledges that during the engagement he will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. The Consultant agrees that he will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into his possession, shall remain the exclusive property of the Company. The Consultant shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Consultant shall immediately deliver to the Company all such files, records, documents, specifications, information, and other similar items in his possession or under his control.

5.	Conflicts of Interest; Non-hire Provision. The Consultant represents that he is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between the Consultant and any third party. Further, the Consultant, in rendering his duties shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which he does not have a proprietary interest. During the term of this agreement, the Consultant shall devote as much of his productive time, energy and abilities to the performance of his duties hereunder as is necessary to perform the required duties in a timely and productive manner. The Company acknowledges that this Agreement only obligates the Consultant to serve a limited percent of his working time with the Company, that the Consultant has numerous other commitments. The Consultant is expressly free to perform services for other parties while performing services for the Company and is permitted to be employed by The CFO Squad LLC.

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GLUCOTRACK, INC. and James S. Cardwell Consulting Agreement – October_11, 2023

6.	Indemnification and D&O Insurance: The Company agrees to defend, indemnify (including, without limitation, by providing for the advancement of expenses and reasonable attorneys’ fees) and hold harmless the Consultant for any and all acts taken or omitted to be taken by the Consultant hereunder (except for bad faith, gross negligence or willful misconduct) as if the Consultant was an officer of the Company as provided in the charter and bylaws of the Company in accordance with the same terms, conditions, limitations, standards, duties, rights and obligations as an officer. The provisions of this Section shall survive any termination of this Agreement.

In addition, the Company has to obtain within thirty (30) days of the date of this agreement and maintain without lapse until the five (5) year anniversary of the termination or expiration of this Agreement a D&O liability insurance policy. The Company shall maintain in effect D&O liability insurance coverage for the Consultant (as an insured person) with respect to his service under this Agreement, on the same or more favorable terms and conditions (from the perspective of the Consultant) as under the liability insurance policies of the Company in effect as of the date of this Agreement (“D&O Insurance”). Any failure by the Company to obtain D&O Insurance within the prescribed time set forth above shall cause the immediate termination of this Agreement.

7.	Termination. Either party may terminate this Agreement at any time by thirty (30) days written notice by either party, but shall automatically terminate after thirty (30) days if for any reason the Company has executed CFO Squad Agreement or at any time in the future, the Company has terminated its CFO Squad Agreement for Pre-Audit Services and SEC Compliance Services.

8.	Independent Consultant. This Agreement shall not render the Consultant an employee, partner, agent of, or joint venturer with the Company for any purpose. The Consultant is and will remain an independent Consultant in his relationship to the Company. The Company shall not be responsible for withholding taxes with respect to the Consultant’s compensation hereunder. The Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

9.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

10.	Choice of Law. The laws of the state of New York shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

11.	Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in New York, New York in accordance with the rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.

12.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

13.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

14.	Assignment. The Consultant shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.

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GLUCOTRACK, INC. and James S. Cardwell Consulting Agreement – October_11, 2023

15.	Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five (5) days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to the Consultant:	James S. Cardwell
3105 Peconic Lane, POB 312
Peconic, NY 11958
JCardwell@CFOSquad.com

With a courtesy Copy to:	The CFO Squad LLP
c/o Joseph Himy, Managing Member
46 Main Street, Suite 119
Monsey, NY 10952
jhimy@cfosquad.com

If to the Company:	GlucoTrack, Inc.
c/o Paul V. Goode
301 Rte 17 North, Ste. 800
Rutherford, NJ 07070
pvgoode@glucotrack.com

With a courtesy Copy to:	Ellenoff Grossman & Schole LLP
c/o Barry I Grossman
c/o Sarah Williams
1345 Avenue of the Americas,
New York, NY 10105
bgrossman@egsllp.com
swilliams@egsllp.com

Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

17.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

18.	Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

19.	Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

GLUCOTRACK, INC.	James S. Cardwell

By:	By:
Name:
Title:

Date:	Date:

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GLUCOTRACK, INC. and James S. Cardwell Consulting Agreement – October_11, 2023

EXHIBIT A

DUTIES, TERM, AND COMPENSATION

DUTIES:	James S. Cardwell (the “Consultant”) will perform all duties typically required of a Chief Financial Officer for GLUCOTRACK, INC, (“GCTK”) (a Delaware Corporation) (the “Company”), including, but not limited to accounting oversight for the preparation of quarterly and annual financial statements to be filed with the SEC, filings required on Forms 8-K, 10-Q and 10-K and such other filings as may be required that are prepared primarily by The CFO Squad LLC pursuant to CFO Squad Agreement with the Company.

He will report directly to ____________________, __________________of the Company upon his appointment to this role and to any other party designated by ___________________ in connection with the performance of the duties under this Agreement and shall fulfill any other duties reasonably requested by the Company and agreed to by the Consultant.

The Company will accept and maintain all responsibility for its day-to-day accounting and bookkeeping functions and the Company and its subsidiaries and further warrants that it is in full compliance with any and all its corporate income taxes and/or payroll tax requirement and/or filings and will continue to provide for and will timely make any and all future tax payments required by the Company and/or its subsidiaries.

TERM:	This engagement shall commence upon execution of this Agreement and shall continue in full force and effect for a period of one (1) year. The agreement may only be extended thereafter by mutual agreement, unless terminated earlier by operation of and in accordance with this Agreement.

COMPENSATION:

As compensation for the services rendered pursuant to this Agreement, the Company shall pay the Consultant a minimum of one five hundred ($1,500) dollars upon signing and for each every per month for up to four (4) hours thereafter payable on the first business day of each month provided the Company has engaged and continues to engage The CFO Squad LLC under the CFO Squad Agreement to provide Pre-Audit Services and SEC Compliance services. Any additional hours in excess of four (4) hours per month, if any, shall be included in, billed and paid pursuant to the CFO Squad Agreement.

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